EXHIBIT 10.1

POST-RETIREMENT COMPENSATION AGREEMENT

This Agreement (“Agreement”) is entered into as of the 7th day of July, 2009, between PROVIDENT SAVINGS BANK, F.S.B. (the “Bank”) and DONAVON P. TERNES (the “Executive”) with reference to the following facts.

A.           The Executive has been employed by the Bank since November 1, 2000, and has performed his duties in an exemplary manner resulting in substantial profits to the Bank.

B.            In recognition of the Executive’s services to the Bank, the Bank desires to enter into a Post-Retirement Compensation Agreement with the Executive, pursuant to which the Executive is entitled to receive certain post-retirement benefits.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Retirement Benefit.

                If the Executive experiences a “Separation From Service” (as defined in Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), taking into account the rules and presumptions provided in the regulations under Section 409A) from the Bank after reaching age 62, the Bank shall pay the Executive a retirement benefit equivalent in value to a monthly income for the remainder of the Executive’s life equal to fifty percent (50%) of the Executive’s Final Average Monthly Salary (“Basic Benefit”).  The term “Final Average Monthly Salary” shall mean the average gross amount of the Executive’s basic monthly salary determined in accordance with the Bank’s customary payroll practices, before tax withholding and other payroll deductions and including deferred salary compensation when credited rather than when paid, but excluding bonus or incentive awards, director fees paid to the Executive by the Bank or its Affiliates and any accelerated payments of future salary.  “Final Average Monthly Salary” shall be computed based on the highest paid thirty-six (36) consecutive months of the Executive’s employment with the Bank.

2.           Distribution of Benefits.

(a)           Time of Distribution.  Except as otherwise provided herein, or required or permitted by Section 409A, the Executive’s payment shall be made by the 60th day following the date of the Executive’s Separation From Service (the “60th Day”), or if the 60th Day is not within the calendar year of the Executive’s Separation From Service, no later than the 15th day of the third month following the Executive’s Separation from Service.

(b)           Form of Benefit.  The Bank shall make a lump sum payment to the Executive in an amount equal to the actuarially determined discounted present value of the Basic Benefit.  In calculating the actuarially determined present value of the Basic Benefit, the calculation shall be as of the date of the Executive’s Separation From Service and shall be based on the prevailing National Association of Insurance Commissioners (“NAIC”) standard mortality tables used as of such date, and the discount rate used shall be the lesser of the prime rate or the Eleventh District cost of funds.

3.           Early Termination.

(a)           Death, Disability or Involuntary Termination: Full Benefits.  If, prior to reaching age sixty-two (62), the Executive experiences a Separation From Service from the Bank as a result of death, Disability, or Involuntary Termination prior to or within 12 months following the effective time of a Change in Control, the Executive, or his surviving spouse, if applicable, shall be entitled to a lump sum benefit equal to the amount that would have become payable to the Executive pursuant to Section 2(a); provided, however, that such lump sum benefit shall be reduced by any benefit actually received by the Executive under a long-term disability policy maintained by the Bank.  The timing of the distribution of the benefit provided under this Section 3(a) shall be subject to the provisions of Section 2(a) and subject to Section 4.

(b)           For purposes of Section 3(a), the following definitions shall apply:

(i)           The term “Involuntary Termination” shall mean the termination of the employment of Executive (A) by the Bank without the Executive's express written consent; or (B) by the Executive by reason of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation), if the termination of employment occurs within 30 days of  any of the following actions unless consented to in writing by the Executive: (I) a requirement that the Executive be based at any place other than Riverside, California, or within a radius of 35 miles from the location of the Bank's administrative offices as of the initial effective date of this Agreement, except for reasonable travel on Bank business; (II) a material demotion of the Executive; (III) a material reduction in the number or seniority of personnel reporting to the Executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Executive, other than as part of a Bank-wide reduction in staff; (IV) a reduction in the Executive's base salary or a material adverse change in the Executive's perquisites, benefits, contingent benefits or vacation, other than (1) as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank, or (2) as a result of a material adverse change in the Bank's financial condition and results of operations, which results in the Bank no longer qualifying as a “well capitalized” institution pursuant to applicable regulations, however, such reduced base salary shall be no less than 100% of Executive’s current base salary; (V) a material permanent increase in the required hours of work or the workload of the Executive; or (VI) the failure of the board of directors of the Bank (“Board of Directors”) (or a board of directors of a successor of the Bank) to elect the Executive as Chief Operating Officer of the Bank (or a successor of the Bank) or any action by the Board of Directors (or a board of directors of a successor of the Bank) removing the Executive from such office.  The term "Involuntary Termination" does not include Termination for Cause (as defined herein), Separation from Service due to death or Disability, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act ("FDIA").

(ii)           The term "Change in Control" means (A) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than (I) Provident Financial Holdings, Inc. (the “Company”), (II) any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), without regard to subsection (b) thereof) that includes the Bank, including but not limited to the Company, (III) any person (as hereinabove defined) acting on behalf of the Company as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, (IV) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (V) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (B) individuals who are members of the Board of Directors of the Company or the Bank on the effective date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board or who was appointed as a result of a change at the direction of the Office of Thrift Supervision ("OTS") or the Federal Deposit Insurance Corporation ("FDIC"), shall be considered a member of the Incumbent Board; (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (I) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Company's then outstanding securities; or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect); provided that the term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company or a change in the composition of the Board at the direction of the OTS or the FDIC.

(iii)           The term “Disability” shall mean a disability that causes the Executive to be entitled to benefits under the terms of the then-current disability plan, if any, of the Bank.  If no such disability plan exists, then Disability shall have the same meaning as under Section 409A.

(c)           Termination by Executive Reduced Benefits.    Subject to Section 3(a) and Section 3(d), if the Executive experiences a Separation From Service from the Bank prior to reaching age sixty-two (62) for any reason other than as described under Section 3(a), the monthly benefits due and payable to the Executive under this Agreement shall be reduced from fifty percent (50%) of the Executive’s Final Average Monthly Salary by multiplying the benefits otherwise payable hereunder by a fraction, the numerator of which shall be the number of months between November 1, 2000, and the date of such termination of employment, and the denominator of which shall be the number of months from November 1, 2000, to the date Executive reaches the age sixty-two (62).  The Executive shall be entitled to commence receipt of such reduced monthly benefits hereunder upon reaching age sixty-two (62), subject to Section 4 hereof.   Distribution of the benefit provided under this Section 3(a) shall be pursuant to the provisions of Section 2.

(d)           Termination for Cause.  In no event shall any payment be made under this Agreement if Executive is Terminated for Cause.  The phrase "Terminated for Cause" shall mean termination of the employment of the Executive with the Bank because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.   The Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Bank at a meeting of the Board of Directors duly called and held for such purpose (after reasonable notice to the Executive, which shall not be less than 30 days notice, and an opportunity for the Executive, together with the Executive 's counsel, to be heard before the Board of Directors), stating that in the good faith opinion of the Board of Directors, the Executive has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail, which determination shall be subject to a complete and de novo review as to reasonableness and good faith.

4.           Section 409A-Required Delay of Benefit Payments

Notwithstanding anything herein to the contrary, if the Executive is considered a “Specified Employee” (within the meaning of Section 409A) at the time of his Separation From Service, then no benefits which are considered to be deferred compensation under Section 409A shall be paid to the Executive until six months after the date of the Executive’s Separation From Service, or his death if earlier.

5.           Non-assignment of Benefits.

Neither the Executive, his spouse (if any), his designated beneficiaries (if any) or his estate shall have any right to alienate, pledge, hypothecate, encumber or dispose of the right to receive payments under this Agreement, nor shall such payments be subject to pledge, attachment or claims of creditors.  Such payments and the rights thereto are expressly declared to be nonassignable and nontransferable.  In the event of any attempted assignment of transfer, the Bank shall not be bound thereby and may fully discharge its obligations under this Agreement by making the payments provided for in this Agreement to the parties designated herein.

6.           Successors.

This Agreement shall be binding upon and inure to the benefit of any successor of the Bank and any such successor shall be deemed substituted for the Bank under the terms of this Agreement.  As used in this Agreement, the term “successor” shall include any firm, corporation, or other business entity which at any time, whether by merger, consolidation, purchase or other corporate reorganization involving the Bank, acquires all or substantially all of the assets or business of the Bank.

7.           Administration.

The Personnel/Compensation Committee of the Board of Directors (the “Committee”) shall be responsible for administration of this Agreement, and shall have the authority to make, amend or rescind such rules and to make such determinations as it shall deem necessary or appropriate for the proper implementation of this Agreement; provided that, the Committee shall report all actions taken by it to the Board of Directors on a regular basis.  Any action taken or determination made by the Committee shall be final, binding and conclusive on all parties absent manifest error.  The Committee shall be the agent for the service of process on the Bank in connection with this Agreement.

8.             Procedure For Appeal of Denial of Benefits: Arbitration.

(a)           The Executive, or the Executive’s spouse if applicable, shall have the right to request review by the Committee of any decision denying claims for benefits under this Agreement in accordance with the following appeal procedure:

(i)           The Committee shall provide notice in writing to the Executive (or to the Executive’s spouse, if applicable) if a claim for benefits under this Agreement has been denied in whole or in part.  Such notice shall be made within 60 days of the receipt by the Committee of the claim or, if special circumstances require, and the Executive (or spouse) is so notified in writing, within 90 days of the receipt by the Committee of the claim.  The notice shall (A) set for the specific reasons for the denial of benefits; (B) contain specific references to provisions of the Agreement relevant to the denial; (C) describe any material and information, if any, necessary for the claim for benefits to be allowed, which had been requested, but not received by the Committee; and (D) advise the Executive (or spouse) that any appeal of the Committee’s adverse determination must be made in writing to the Committee, within 90 days after receipt of this notification, setting forth the facts upon which the appeal is based.

(ii)           If the Executive (or spouse) fails to appeal the Committee’s denial of benefits in writing and within ninety (90) days, the Committee’s determination shall become final and conclusive.

(iii)           If the Executive (or spouse) timely appeals the Committee’s denial of benefits, the Committee shall reexamine all issues relevant to the original denial of benefits.  The Committee may in addition, upon at least ten (10) days written notice, request the claimant or his representative to appear personally before it to make an oral presentation or answer questions that may have been raised, or the Executive (or spouse) or their representative may make a request to appear personally before the Committee.

(iv)           The Committee shall advise the Executive (or spouse) in writing of its decision and the specific reasons on which such decision was based within 60 days of receipt of the written appeal, or personal appearance of the Executive (or spouse) or their representative, unless special circumstances require an extension of such sixty (60) day period for not more than an additional sixty (60) days.  Where such extension is necessary the Executive (or spouse) shall be given written notice of the delay.

(b)           If any issue regarding claims under this Agreement is not resolved to the satisfaction of the Executive, or the Executive’s spouse if applicable, such issue shall be submitted for final and binding arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award resulting from such arbitration in any court of competent jurisdiction.

9.           Notices, Statements and Reports.

The Committee shall be the “administrator” of the Agreement as defined in Section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (“ERISA”) for purposes of the reporting and disclosure requirements imposed by ERISA and the Internal Revenue Code of 1986, as amended.

10.           Indemnification.

To the extent permitted by applicable law and regulation, the Bank shall indemnify and hold harmless the members of the Board of Directors and the members of the Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons’ duties, responsibilities, and obligations under this Agreement, other than such liabilities, costs and expenses as may result from the negligence, gross negligence, bad faith, willful misconduct, or criminal acts of such persons.

11.           Withholding.

All amounts paid pursuant to this Agreement shall be subject to applicable federal, state and local tax withholding laws and regulations.

12.           Headings.

Headings herein are for convenience only, are not a part hereof and shall not be used in construing this Agreement.

13.           Counterparts.

This Agreement maybe be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

14.           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of California.

15.           Severability.

Any provisions of this Agreement which is held to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability only, without invalidating the remaining provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set opposite their respective names.

DATE	EXECUTIVE

July 7, 2009	/s/Donavon P. Ternes
DONAVON P. TERNES

BANK

PROVIDENT SAVINGS BANK, F.S.B.

By:/s/Craig G. Blunden
CRAIG G. BLUNDEN

BOARD OF DIRECTORS

/s/Deborah L. Hill
DEBORAH L. HILL